Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE:
July 25, 2007
                                                        Contact: Russell G. Cole
                                                               President and CEO
                                                                    978-356-8157
                                                               Timothy L. Felter
                               Senior Vice President and Chief Financial Officer
                                              The First National Bank of Ipswich
                                                                    978-356-8257

         First Ipswich Bancorp Reports Profitable Second Quarter in 2007

        Community Bank Continues to Make Progress with Strategic Refocus

Ipswich, MA - First Ipswich Bancorp (OTC:FIWC) (the "Company"), the bank holding company for The First National Bank of Ipswich (FNBI), announced profits for the second quarter of 2007. Net income was $53,000 versus a net loss of $649,000 for the same quarter of 2006. The Company reported basic and diluted earnings per share of $0.02 for the quarter ended June 30, 2007 as compared to basic and diluted losses per share of $0.29 for the quarter ended June 30, 2006.

Net income for the first six months of 2007 totaled $519,000 as compared to a net loss of $832,000 for the same six month period of 2006. The Company reported basic and diluted earnings per share of $0.22 for the six months ended June 30, 2007 as compared to basic and diluted losses per share of $0.37 for the six months ended June 30, 2006.

Remarking on the positive financial results, Russ Cole, President and CEO, stated, "We continue to make positive progress as demonstrated by another consecutive quarter of profitability. Our latest financial results are on target with our strategic expectations." "This positive momentum enables us to further enhance our franchise value by focusing on our core banking strengths of personalized, community-based customer service" commented Mr. Cole.

The Company's strategic initiatives to "right size" have proven successful over the past year. As of June 30, 2007, the restructuring of its balance sheet has resulted in total assets of $298.2 million supported by total deposits of $234.8 million and borrowings of $41.9 million. As of the same date, its capital was $19.4 million, a $2.1 million increase over June 30, 2006.

Tim Felter, Senior Vice President and CFO, stated, "The Company's improved capital and liquidity positions, due to the "right sizing" initiatives, along with it's solid loan portfolio, continue to provide a strong base for future profitability. "

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Word such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements.

Investors should be cautious in relying on such statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements.

These factors include, but are not limited to, statements regarding new business strategies, the Bank's ability to comply with regulatory requirements, and those set forth in our most recent annual report on Form 10-KSB and quarterly report on 10-QSB, and other factors detailed from time to time in our filings with the Securities and Exchange Commission (SEC). The Company undertakes no obligation to update publicly any forward-looking statement, whether as the result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the SEC.


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